EXHIBIT  "C"

PREFERRED  STOCK  CONTRACT




                        MINUTES OF SPECIAL MEETING OF THE

                     BOARD OF DIRECTORS AND SHAREHOLDERS OF

                         WINDSOR INVESTMENTS CORPORATION




     A meeting of the Board of Directors and Shareholders of Windsor Investments Corporation was held April 4, 2001 at 10:00 a.m. at corporate headquarters, 1719
S. Mannheim Road, Despaines, Illinois 60018-2143, for purposes of discussion of issuance of types of equity and rationale for same.

     Name of contract signatory: John La Monica, Dr. Paul Otubusin, Officers of Corporation, were elected Chairman of Meeting and Secretary, and President, respectively. A short discussion ensued as follows:

1. The corporation had been established with common and preferred stockholdings plus Senior Notes guaranteed by the Nigerian government. This has been done to entice Corporate investors through dividend and bond interest payments but not put a drain on Corporation through debt. It was proposed to use underwriters. It would be non-voting, cumulative (to prevent cash flow drain) but would maximum pay at 8% after Bond and interest repayment. Balance
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of profits would flow to Nigerian guarantor or common stockholder whenever possible but probably at conclusion of bond term. As investors would be paid on priority - or not paid - predicated on bond performance, TransGlobal would be satisfied and investors treated fairly.

Discussion concluded and it was RESOLVED:

     RESOLVED:  Corporation would be authorized to issue two class of stock -
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Common and Preferred A and a secondary security Senior Notes.

RESOLVED:  common should be based upon agreement of principals as shown in
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Corporate Minutes and a portion would be sold to public through Attached S-1 prospectus (Exhibit A).


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RESOLVED:  Class A Preferred Stock would not be sold through offering dated
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4/1/2001.  Its terms would be as follows:

Term:     10 years from date of issuance, no later than ten years from 4/1/2001.
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Price:      $1.00 per share.  Issuance to managing contractor for services on a
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            yearly basis; $0 per calendar year.

Control:    Non-voting.
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Conversion: Convertible at term at option of holder to one share of common
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            from one share preferred; no cost for conversion.

Retirement: At end of term, all non-converted shares retired (redeemed) at
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            fair market value.

Features:   Not applicable.
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     There being no further business to come before this Special Meeting, upon motion duly made and seconded, the meeting was adjourned.




                         Signature